Exhibit 10.4

NIKE, INC.

1990 STOCK INCENTIVE PLAN

NON-STATUTORY STOCK OPTION AGREEMENT

Pursuant to the 1990 Stock Incentive Plan (the “Plan”) of NIKE, Inc., an Oregon corporation (the “Company”), the Company grants to             (the “Optionee”) the right and the option (the “Option”) to purchase all or any part of             of the Company’s Class B Common Stock at a purchase price of $            per share, subject to the terms and conditions of this agreement between the Company and the Optionee (this “Agreement”). By accepting this Option grant, the Optionee agrees to all of the terms and conditions of the Option grant. The terms and conditions of the Option grant set forth in the attached Exhibit A and in the attached Appendix For Non-U.S. Optionees are incorporated into and made a part of this Agreement. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

1. Grant Date; Expiration Date. The Grant Date for this Option is             . The Option shall continue in effect until {Date} (the “Expiration Date”) unless earlier terminated as provided in Sections 1 or 6 of Exhibit A. The Option shall not be exercisable on or after the Expiration Date.

2. Vesting of Option. The Vesting Reference Date of this Option is             . Until it expires or is terminated as provided in Sections 1 or 6 of Exhibit A, the Option may be exercised from time to time to purchase whole shares as to which it has become exercisable. The Option shall become exercisable for 25% of the shares on each of the first four anniversaries of the Vesting Reference Date, so that the Option will be fully exercisable on the fourth anniversary of the Vesting Reference Date.

3. Non-Statutory Stock Option. The Company hereby designates the Option to be a non-statutory stock option, rather than an Incentive Stock Option as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended.

NIKE, INC.

EXHIBIT A TO

1990 STOCK INCENTIVE PLAN

NON-STATUTORY STOCK OPTION AGREEMENT

1. Termination of Employment or Service.

1.1 General Rule. Except as provided in this Section 1 or in Section 6.2, the Option may not be exercised unless at the time of exercise the Optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the Grant Date. For purposes of this Agreement, the Optionee is considered to be employed by or in the service of the Company if the Optionee is employed by or in the service of the Company or any parent or subsidiary corporation of the Company (an “Employer”).

1.2 Termination Generally. If the Optionee’s employment or service with the Company terminates for any reason other than total disability, death, normal retirement or early retirement as provided in Sections 1.3, 1.4, 1.5 or 1.6, or cause or good reason in connection with a change in control as provided in Section 6.2, the Option may be exercised at any time before the Expiration Date or the expiration of three months after the date of termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination.

1.3 Termination Because of Total Disability. If the Optionee’s employment or service with the Company terminates because of total disability, the Option shall, following the receipt and processing by the Company’s legal department of any necessary and appropriate documentation in connection with the Optionee’s termination (the “Processing Period”), become exercisable in full and may be exercised at any time before the Expiration Date or before the date that is four years after the date of termination, whichever is the shorter period. The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the Optionee to be unable to perform duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

1.4 Termination Because of Death. If the Optionee dies while employed by or in the service of the Company, the Option shall, following the Processing Period, become exercisable in full and may be exercised at any time before the Expiration Date or before the date that is four years after the date of death, whichever is the shorter period, but only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

1.5 Termination Because of Normal Retirement. Subject to Section 6.2, if the Optionee’s employment or service with the Company terminates because of the Optionee’s normal retirement before the first anniversary of the Vesting Reference Date, the Option shall immediately terminate. If the Optionee’s employment or service with the Company terminates because of the Optionee’s normal retirement on or after the first anniversary of the Vesting Reference Date, the Option shall, following the Processing Period, become exercisable in full and may be exercised at any time before the Expiration Date or before the expiration of four years after the date of termination, whichever is the shorter period. For purposes of this Section 1.5, the term “normal retirement” means a termination of employment or service other than as a result of death or total disability that occurs at a time when (a) the Optionee’s age is at least 60 years, and (b) the Optionee has been employed by or in the service of the Company or a parent or subsidiary corporation of the Company for at least five full years.

1.6 Termination Because of Early Retirement. Subject to Section 6.2, if the Optionee’s employment or service with the Company terminates because of the Optionee’s early retirement before the first anniversary of the Vesting Reference Date, the Option shall immediately terminate. If the Optionee’s employment or service with the Company terminates because of the Optionee’s early retirement on or after the first anniversary of the Vesting Reference Date, the Option shall continue to become exercisable according to the schedule specified in this Agreement with no forfeiture of any portion of the Option resulting from such termination, and the Option may be exercised at any time before the Expiration Date or before the expiration of four years after the date of termination, whichever is the shorter period. For purposes of this Section 1.6, the term “early retirement” means a termination of employment or service other than as a result of death or total disability that occurs at a time when (a) the Optionee’s age is at least 55 years and less than 60 years, and (b) the Optionee has been employed by or in the service of the Company or a parent or subsidiary corporation of the Company for at least five full years.

1.7 Absence on Leave. Absence on leave or on account of illness or disability under rules established by the committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”) shall not be deemed an interruption of employment or service.

1.8 Failure to Exercise Option. To the extent that following termination of employment or service, the Option is not exercised within the applicable periods described above or in Section 6.2, all further rights to purchase shares pursuant to the Option shall cease and terminate.

2. Method of Exercise of Option. The Option may be exercised only by notice in writing from the Optionee to the Company, or a broker designated by the Company, of the Optionee’s binding commitment to purchase shares, specifying the number of shares the Optionee desires to purchase under the Option and the date on which the Optionee agrees to complete the transaction and, if required to comply with the Securities Act of 1933, containing a representation that it is the Optionee’s intention to acquire the shares for investment and not with a view to distribution (the “Exercise Notice”). On or before the date specified for completion of the purchase, the Optionee must pay the Company the full purchase price of those shares by either of, or a combination of, the following methods at the election of the Optionee: (a) cash payment by wire transfer; or (b) delivery of an Exercise Notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds required to pay the full purchase price. Unless the Committee determines otherwise, no shares shall be issued upon exercise of an Option until full payment for the shares has been made, including all amounts owed for tax withholding as discussed in Section 4 below.

3. Nontransferability. The Option is nonassignable and nontransferable by the Optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death, and during the Optionee’s lifetime, the Option is exercisable only by the Optionee.

4. Responsibility for Taxes. The Optionee shall, immediately upon notification of the amount due, if any, pay to the Company by wire transfer, or irrevocably instruct a broker to pay from stock sales proceeds, amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of the Option or as a result of disposition of shares acquired pursuant to exercise of the Option) beyond any amount deposited before delivery of the certificates, the Optionee shall pay such amount to the Company, by wire transfer, on demand. If the Optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the Optionee, including salary, subject to applicable law.

5. Changes in Capital Structure. If the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the Option, and the purchase price for shares subject to the Option, so that the Optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.

6. Sale of the Company; Change in Control.

6.1 Sale of the Company. If there shall occur a merger, consolidation or plan of exchange involving the Company pursuant to which the outstanding shares of Common Stock of the Company are converted into cash or other stock, securities or property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, then either:

6.1.1 the Option shall be converted into an option to acquire stock of the surviving or acquiring corporation in the applicable transaction for a total purchase price equal to the total price applicable to the unexercised portion of the Option, and with the amount and type of shares subject thereto and purchase price per share thereof to be conclusively determined by the Committee, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by the former holders of the

Company’s Class B Common Stock following the applicable transaction, and disregarding fractional shares; or

6.1.2 the Option will become exercisable in full effective as of the consummation of such transaction, and the Committee shall approve some arrangement by which the Optionee shall have a reasonable opportunity to exercise the Option effective as of the consummation of such transaction or otherwise realize the value of the Option, as determined by the Committee. If the Option is not exercised in accordance with procedures approved by the Committee, the Option shall terminate (notwithstanding any provisions apparently to the contrary in this Agreement).

6.2 Change in Control. If Section 6.1.2 does not apply, the Option shall, following a reasonable Processing Period, become exercisable in full and may be exercised at any time before the Expiration Date or before the date that is four years after the date of termination of employment or service, whichever is the shorter period, if a Change in Control (as defined below) occurs and at any time after the earlier of Shareholder Approval (as defined below), if any, or the Change in Control and on or before the second anniversary of the Change in Control, (i) the Optionee’s employment or service is terminated by the Company (or its successor) without Cause (as defined below), or (ii) the Optionee’s employment or service is terminated by the Optionee for Good Reason (as defined below).

6.2.1 For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(a) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office;

(b) At any time that the holders of the Class A Common Stock of the Company have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the then outstanding Class A Common Stock of the Company;

(c) At any time after such time as the holders of the Class A Common Stock of the Company cease to have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities;

(d) A consolidation, merger or plan of exchange involving the Company (“Merger”) as a result of which the holders of outstanding Voting Securities immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(e) A sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

6.2.2 For purposes of this Agreement, “Shareholder Approval” shall mean approval by the shareholders of the Company of a transaction, the consummation of which would be a Change in Control.

6.2.3 For purposes of this Agreement, “Cause” shall mean (a) the willful and continued failure to perform substantially the Optionee’s reasonably assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Optionee by the Company which specifically identifies the manner in which the Company believes that the Optionee has not substantially performed the Optionee’s duties, or (b) the willful engagement in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, shall be considered “willful” if the Optionee reasonably believed that the action or omission was in, or not opposed to, the best interests of the Company.

6.2.4 For purposes of this Agreement, “Good Reason” shall mean:

(a) the assignment of a different title, job or responsibilities that results in a decrease in the level of responsibility of the Optionee after Shareholder Approval, if applicable, or the Change in Control when compared to the Optionee’s level of responsibility for the Company’s operations prior to Shareholder Approval, if applicable, or the Change in Control; provided that Good Reason shall not exist if the Optionee continues to have the same or a greater general level of responsibility for Company operations after the Change in Control as the Optionee had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company,

(b) a reduction in the Optionee’s base pay as in effect immediately prior to Shareholder Approval, if applicable, or the Change in Control,

(c) a material reduction in total benefits available to the Optionee under cash incentive, stock incentive and other employee benefit plans after Shareholder Approval, if applicable, or the Change in Control compared to the total package of such benefits as in effect prior to Shareholder Approval, if applicable, or the Change in Control, or

(d) the Optionee is required to be based more than 50 miles from where the Optionee’s office is located immediately prior to Shareholder Approval, if applicable, or the Change in Control except for required travel on company business to an extent substantially consistent with the business travel obligations which the Optionee undertook on behalf of the Company prior to Shareholder Approval, if applicable, or the Change in Control.

7. Clawback Policy. The Optionee acknowledges and agrees that all shares purchased upon exercise of the Option shall be subject to the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Committee and in effect on the Grant Date.

8. Conditions on Obligations. The Company shall not be obligated to issue shares of Class B Common Stock upon exercise of the Option if the Company is advised by its legal counsel that such issuance would violate applicable foreign, state or federal laws, including securities laws or exchange control regulations.

9. No Right to Employment or Service. Nothing in the Plan or this Agreement shall (a) confer upon the Optionee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the Optionee’s employment at will at any time, for any reason, with or without cause, or to decrease the Optionee’s compensation or benefits, or (b) confer upon the Optionee any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer. The determination of whether to grant any option under the Plan is made by the Company in its sole discretion. The grant of the Option shall not confer upon the Optionee any right to receive any additional option or other award under the Plan or otherwise.

10. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying shares of Class B Common Stock. The Optionee is hereby advised to consult with the Optionee’s own personal tax, legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.

11. Successors of Company. This Agreement shall be binding upon and shall inure to the benefit of any successor of the Company but, except as provided herein, the Option may not be assigned or otherwise transferred by the Optionee.

12. Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of Class B Common Stock until the date the Optionee becomes the holder of record of those shares. No adjustment shall be made for dividends or other rights for which the record date occurs before the date the Optionee becomes the holder of record.

13. Amendments. The Company may at any time amend this Agreement to extend the expiration periods provided in Sections 1 or 6.2 or to increase the portion of the Option that is exercisable. Otherwise, this Agreement may not be amended without the written consent of the Optionee and the Company.

14. Committee Determinations. The Optionee agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee or other administrator of the Plan as to the provisions of the Plan or this Agreement or any questions arising thereunder.

15. Governing Law; Attorneys’ Fees. The Option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Oregon. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of, and agree that such litigation shall be conducted, in the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this grant is made and/or to be performed. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18. Appendix. Notwithstanding any provisions in this Agreement, if the Optionee is a resident of any country other than the United States on the Grant Date, the Option grant shall be subject to the special terms and conditions set forth in the Appendix to this Agreement, including additional terms for all non-U.S. optionees and additional terms for the Optionee’s country. Moreover, if the Optionee relocates outside of the United States to one of the countries included in the Appendix, or from one such country to another such country, the special terms and conditions for all non-U.S. optionees and for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

19. Imposition of Other Requirements. The Company reserves the right to impose other requirements upon the Optionee’s participation in the Plan, on the Option and on any shares of Class B Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20. Complete Agreement. This Agreement, including the Appendix, constitutes the entire agreement between the Optionee and the Company, both oral and written concerning the matters addressed herein, except with regard to the imposition of other requirements as described under Section 19 above, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect.

NIKE, INC.

APPENDIX FOR NON-U.S. OPTIONEES

1990 STOCK INCENTIVE PLAN

NON-STATUTORY STOCK OPTION AGREEMENT

This Appendix includes additional terms and conditions that govern Options for Optionees residing outside of the United States and in one of the countries listed herein. Capitalized terms not explicitly defined in this Appendix but defined in the Agreement shall have the same definitions as in the Agreement.

This Appendix also includes information regarding certain issues of which the Optionee should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2012. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time that the Optionee exercises the Option or sells shares of Class B Common Stock acquired upon exercise of the Option.

In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of a particular result. Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to a particular situation.

Further, if the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working, the information contained herein may not be applicable.

Finally, the Company may, at any time and at its own discretion, restrict the available methods of exercising the Option/paying the purchase price or direct the repatriation of the proceeds of the sale of shares of Class B Common Stock acquired upon exercise of the Option to facilitate compliance with any tax, securities or other relevant laws in the Optionee’s country.

APP-1

ADDITIONAL TERMS FOR ALL NON-U.S. OPTIONEES

The following additional terms and conditions apply to the Option if the Optionee is a resident of any country other than the United States at the time of grant, vesting or exercise of the Option. Additional country-specific terms and conditions that apply to the Option if the Optionee is a resident of the particular country begin on page APP-6.

1. Active Employment. Notwithstanding Section 1 of Exhibit A to the Agreement, in the event of termination of the Optionee’s employment or service (whether or not in breach of local labor laws and whether or not later found to be invalid):

1.1 the Optionee’s right to vest in the Option, if any, will terminate effective as of the date that the Optionee is no longer actively employed or in service,

1.2 the Optionee’s right to exercise the Option after termination of employment or service, if any, will be measured by the date of termination of active employment or service, and

1.3 neither the right to vest nor the right to exercise will be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law).

The Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed or in service for purposes of the Option.

2. Responsibility for Taxes. This provision replaces Section 4 of Exhibit A to the Agreement.

Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee or deemed by the Company or the Employer to be an appropriate charge to the Optionee even if technically due by the Company or the Employer (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of shares of Class B Common Stock upon exercise of the Option, the subsequent sale of shares of Class B Common Stock acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

APP-2

Prior to any relevant taxable or tax-withholding event, as applicable, the Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)	withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer;

(2)	withholding from proceeds of the sale of shares of Class B Common Stock acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization); or

(3)	withholding in shares to be issued upon exercise of the Option.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Optionee is deemed to have been issued the full number of shares subject to the exercised Option, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan.

Finally, the Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that are not, in the discretion of the Company or the Employer, satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Class B Common Stock, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.

3. Nature of Grant. In accepting this Option grant, the Optionee acknowledges that:

3.1 the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

3.2 the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

3.3 all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

3.4 the Optionee is voluntarily participating in the Plan;

APP-3

3.5 the Option and the shares of Class B Common Stock subject to the Option are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Optionee’s employment contract, if any;

3.6 the Option and the shares of Class B Common Stock subject to the Option are not intended to replace any pension rights or compensation;

3.7 the Option and the shares of Class B Common Stock subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any subsidiary or affiliate of the Company;

3.8 the Option grant and the Optionee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary or affiliate of the Company;

3.9 the future value of the underlying shares of Class B Common Stock is unknown and cannot be predicted with certainty;

3.10 if the underlying shares of Class B Common Stock do not increase in value, the Option will have no value;

3.11 if the Optionee exercises the Option and obtains shares of Class B Common Stock, the value of the shares of Class B Common Stock acquired upon exercise may increase or decrease in value, even below the purchase price; and

3.12 no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Optionee’s employment or service with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws and whether or not later found to be invalid) and in consideration of the grant of the Option to which the Optionee is not otherwise entitled, the Optionee irrevocably agrees never to institute any claim against the Company or the Employer and waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal of withdrawal or such claims.

4. Data Privacy. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

APP-4

The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Optionee understands that Data will be transferred to a designated Plan broker or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the Company, a designated Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. The Optionee understands, however, that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that the Optionee may contact the Optionee’s local human resources representative.

5. Language. If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

6. Exception to Retirement Provisions. If the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the country of Optionee’s residence that would likely result in the favorable retirement treatment under Sections 1.5 and 1.6 of Exhibit A being deemed unlawful and/or discriminatory, then the Company will not apply Sections 1.5 and 1.6 of Exhibit A at the time of the Optionee’s termination of employment or service, and instead will apply Section 1.2 of Exhibit A.

APP-5

ARGENTINA

Securities Law Information. Shares of the Company’s Class B Common Stock are not publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information. Depending upon the method of exercise the Optionee chooses with respect to the Option, the Optionee may be subject to restrictions with respect to the purchase and/or transfer of foreign currency pursuant to Argentine currency exchange regulations. The Optionee hereby agrees to comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the exercise of the Option.

Under current regulations adopted by the Argentine Central Bank (“BCRA”), the Optionee may purchase and remit foreign currency with a value of up to US$2,000,000 per month for the purpose of acquiring foreign securities, including shares of Class B Common Stock acquired under the Plan, without prior approval from the BCRA. However, the Optionee must register the purchase with the BCRA and execute and submit an affidavit to the entity selling the foreign currency confirming that the Optionee has not purchased and remitted funds in excess of US$2,000,000 during the relevant month.

In the event that the Optionee transfers proceeds in excess of US$2,000,000 from the sale of shares of Class B Common Stock acquired under the Plan or the receipt of dividends paid on such shares into Argentina in a single month, the Optionee will be required to place 30% of any proceeds in excess of US$2,000,000 in a non-interest bearing dollar denominated mandatory deposit account for a holding period of 365 days.

Please note that exchange control regulations in Argentina are subject to frequent change. The Optionee should consult with his or her personal legal advisor regarding any exchange control obligations that the Optionee may have prior to exercising the Option or receiving proceeds from the sale of shares of Class B Common Stock acquired upon exercise of the Option or from the payment of any dividends.

Tax Reporting Information. The Optionee is requried to report any share in a non-Argentine company (including shares of Class B Common Stock acquired upon exercise of the Option) held as of December 31 of each year in his or her tax return.

AUSTRALIA

Limitations on Exercise. The following supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

If the Options vest when the market price per share of Class B Common Stock is equal to or less than the purchase price for the Options, the Optionee shall not be permitted to exercise the Option. The Options may only be exercised starting on the business day following the first day on which the market price per share of Class B Common Stock exceeds the purchase price for the Options.

APP-6

Lastly, due to tax laws in Australia, the Expiration Date of the Option shall be a date which is no greater than seven (7) years from the Grant Date.

Securities Law Information. If the Optionee acquires shares of Class B Common Stock upon exercise of the Option and subsequently offers the shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and the Optionee should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

AUSTRIA

Consumer Protection Information. To the extent that the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Option, the Optionee may be entitled to revoke his or her acceptance of the Agreement if the conditions listed below are met:

(i)	The revocation must be made within one week after the Optionee accepts the Agreement.

(ii)	The revocation must be in written form to be valid. It is sufficient if the Optionee returns the Agreement to the Company or the Company’s representative with language that can be understood as the Optionee’s refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

BELGIUM

Taxation of Option. The Option must be accepted in writing either (i) within 60 days of the offer (for tax at offer), or (ii) after 60 days of the offer (for tax at exercise).

Reporting Information. The Optionee is required to report any bank or brokerage accounts opened and maintained outside Belgium on his or her annual tax return.

BRAZIL

Compliance with Law. By accepting the Option, the Optionee acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the exercise of the Option, the receipt of any dividends, and the sale of shares issued upon exercise of the Option.

Exchange Control Information. If the Optionee is a resident or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include shares issued upon exercise of the Option.

CANADA

Method of Exercise. This provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

APP-7

Notwithstanding anything to the contrary in the Plan or this Agreement, the Optionee will not be permitted to pay the purchase price or any Tax-Related Items by delivery to the Company, or attestation to the Company of ownership, of other Class B Common Stock.

French Language Provision. The following provision will apply if the Optionee is a resident of Quebec:

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Termination of Employment or Service. This provision supplements Section 1 of the Additional Terms For All Non-U.S. Optionees in this Appendix.

In the event of involuntary termination of the Optionee’s employment or service (whether or not in breach of local labor laws), the Optionee’s right to receive and vest in the Option, if any, will terminate effective as of the date that is the earlier of: (1) the date the Optionee receives notice of termination of employment or service from the Company or the Optionee’s Employer, or (2) the date the Optionee is no longer actively employed by or in the service of the Company or his or her Employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when the Optionee no longer actively employed or in service for purposes of the Option grant.

Data Privacy. This provision supplements Section 4 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Optionee further authorizes the Company, any subsidiary or affiliate and the Committee to disclose and discuss the Option with their advisors. The Optionee further authorizes the Company and any subsidiary or affiliate to record such information and to keep such information in the Optionee’s employee file.

CHILE

Securities Law Information. Neither the Company nor the shares of Class B Common Stock subject to the Option are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.

Exchange Control Information. It is the Optionee’s responsibility to make sure that the Optionee complies with exchange control requirements in Chile when the value of his or her Option transaction is in excess of US$10,000, regardless of whether the Optionee exercises his or her Option through a cash exercise or cashless method of exercise.

APP-8

If the Optionee uses the cash exercise method to exercise his or her Option and the Optionee remits funds in excess of US$10,000 out of Chile, the remittance must be made through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office). In such case, the Optionee must provide to the bank or registered foreign exchange office certain information regarding the remittance of funds (e.g., destination, currency, amount, parties involved, etc.).

If the Optionee exercises his or her Option using a cashless exercise method and the aggregate value of the purchase price exceeds US$10,000, the Optionee must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within 10 days of the exercise date.

The Optionee is not required to repatriate funds obtained from the sale of shares or the receipt of any dividends. However, if the Optionee decides to repatriate such funds, the Optionee must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, the Optionee must report the payment to a commercial bank or registered foreign exchange office receiving the funds.

If the Optionee’s aggregate investments held outside of Chile exceeds US$5,000,000 (including the investments made under the Plan), the Optionee must report the investments annually to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.

Please note that exchange control regulations in Chile are subject to change. The Optionee should consult with his or her personal legal advisor regarding any exchange control obligations that the Optionee may have prior to exercising the Option or receiving proceeds from the sale of shares acquired upon exercise of the Option.

Annual Tax Reporting Obligation. The Chilean Internal Revenue Service (“CIRS”) requires all taxpayers to provide information annually regarding: (i) the taxes paid abroad which they will use as a credit against Chilean income taxes, and (ii) the results of foreign investments. These annual reporting obligations must be complied with by submitting a sworn statement setting forth this information before March 15 of each year. The forms to be used to submit the sworn statement are Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad” and Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad.” If the Optionee is not a Chilean citizen and has been a resident in Chile for less than three years, the Optionee is exempt from the requirement to file Tax Form 1853. These statements must be submitted electronically through the CIRS website: www.sii.cl.

CHINA

The following provisions apply to PRC nationals and any other individuals who are subject to exchange control requirements in China, as determined by the Company in its sole discretion:

Restriction on Exercisability. Notwithstanding Section 2 of the Agreement and any other provision of the Agreement or the Plan, the Optionee will not be permitted to exercise his or her Option until and unless the necessary approvals for the Plan have been obtained from the State Administration of Foreign Exchange, as determined by the Company in its sole discretion.

APP-9

Method of Exercise. This provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

Notwithstanding anything to the contrary in the Agreement or the Plan, due to exchange control laws in China, the Optionee will be required to exercise his or her Option using the cashless sell-all exercise method pursuant to which all shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the purchase price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Optionee in accordance with any applicable exchange control laws and regulations. The Company reserves the right to provide additional methods of exercise depending on the development of local law.

Exchange Control Requirements. The Optionee understands and agrees that, pursuant to local exchange control requirements, the Optionee will be required to immediately repatriate the cash proceeds from the cashless exercise of the Option to China. The Optionee further understands that, under local law, such repatriation of his or her cash proceeds may need to be effectuated through a special exchange control account established by the Company, subsidiary, affiliate or the Employer, and the Optionee hereby consents and agrees that any proceeds from the sale of shares may be transferred to such special account prior to being delivered to the Optionee.

The proceeds may be paid to the Optionee in U.S. dollars or local currency at the Company’s discretion. In the event the proceeds are paid to the Optionee in U.S. dollars, the Optionee understands that the Optionee will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account. The Company is under no obligation to secure any particular exchange conversion rate and/or conversion date and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Optionee agrees to bear any currency fluctuation risk between the time the shares are sold or dividends are received and the time the proceeds are distributed through any such special exchange account. The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Post-Termination Exercise Period. This provision modifies Section 1 of Exhibit A to the Agreement:

Notwithstanding the post-termination exercise periods set forth in Section 1 of Exhibit A to the Agreement, to comply with local exchange control requirements, Optionee will be required to exercise the Option within the lesser of (1) the period set forth in Section 1 of Exhibit A to the Agreement; and (2) three (3) months after termination of employment or service, regardless of the reason for termination. The Company reserves the right to allow for a longer exercise period depending on the development of local law.

CZECH REPUBLIC

Exchange Control Information. Upon request of the Czech National Bank, the Optionee may need to file a notification within 15 days of the end of the calendar quarter in which he or she acquires shares upon exercise of the Option.

APP-10

DENMARK

Exchange Control and Tax Reporting Information. The Optionee may hold shares acquired upon exercise of the Option in a safety-deposit account (e.g., a brokerage account) either with a Danish bank or with an approved foreign broker or bank. If the shares are held with a foreign broker or bank, the Optionee is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, he or she must file a Declaration V (Erklaering V) with the Danish Tax Administration. Both the Optionee and the broker or bank must sign the Declaration V. By signing the Declaration V, the broker or bank undertakes an obligation, without further request each year, not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the safety-deposit account. In the event that the applicable broker or bank with which the safety-deposit account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, the Opeionee acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account and any shares acquired at exercise and held in such account to the Danish Tax Administration as part of the Optionee’s annual income tax return. By signing the Declaration V, the Optionee at the same time authorizes the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at the following website: www.skat.dk/getFile.aspx?Id=47392.

In addition, when the Optionee opens a deposit account or a brokerage account for the purpose of holding cash outside of Denmark, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account. Therefore, the Optionee must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both the Optionee and the bank/broker must sign the Declaration K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request each year, not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the deposit account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, the Optionee acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of the Optionees annual income tax return. By signing the Declaration K, the Optionee at the same time authorizes the Danish Tax Administration to examine the account. A sample of Declaration K can be found at the following website: www.skat.dk/getFile.aspx?Id=42409&newwindow=true.

FINLAND

There are no country-specific provisions.

FRANCE

Language Consent. By accepting the Option, the Optionee confirms having read and understood the documents relating to this grant (the Plan, the French Plan (defined below), the Agreement and this Appendix) which were provided in English language. The Optionee accepts the terms of those documents accordingly.

APP-11

En acceptant l’attribution, le Bénéficiaire confirme ainsi avoir reçu lu et compris les documents relatifs à cette attribution (le Plan le Plan Français (défini ci-dessous) et l’Accord et cette Annexe)) qui ont été communiqués en langue anglaise. Le Bénéficiaire accepte les termes en connaissance de cause.

French-qualified Option Under the French Plan. The Option is granted under the Sub-Plan for Option Grants to French Participants (the “French Plan”) and is intended to qualify for favorable tax and social security treatment under Section L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended and in accordance with the relevant provisions set forth by the French tax and social security laws and the French tax and social security administrations. Thus, the terms of the French Plan and the following additional terms shall apply.

The Company does not undertake to maintain the qualified status of the Option. Further, the Optionee understands and agrees that the Optionee will be responsible for paying personal income tax and his or her portion of social security contributions resulting from the exercise of the Option in the event the Optionee sells the underlying shares before the applicable holding period is met or if the Option loses its qualified status and that the Optionee will not be entitled to any damages if the Option no longer qualifies as French-qualified Option.

Plan Terms

The Option is subject to the terms and conditions of the Plan and the French Plan. To the extent that any term is defined in both the Plan and the French Plan, for purposes of this grant of the Option, the definitions in the French Plan shall prevail.

Holding Period to Benefit from Favorable Tax and Social Security Treatment

Although the Company does not impose any restrictions on the vesting or exercisability of the Option and/or the sale of the Optionee’s Shares, if the Optionee wishes to benefit from the favorable income tax and social security treatment in France, the shares underlying the Option cannot be sold prior to the fourth (4th) anniversary of the Grant Date (or such other date as may be required to comply with the applicable holding period for French-qualified Options set forth in Section 163 bis C of the French Tax Code, as amended, or as otherwise in keeping with French law). If the holding period for French-qualified Options is not met, this Option may not receive favorable tax and social security treatment under French law.

Death and Disability

This provision supplements Section 1.3: Termination Because of Total Disability, of the Agreement:

If the Optionee’s employment or service terminates because of Disability (as defined in the French Plan) while an employee, officer of, or otherwise performing active services for, the Company or a French Subsidiary, then the Option will qualify for favorable French tax and social security treatment without regard to the holding period set forth by Section 163 bis C of the French Tax Code, as amended.

This provision replaces Section 1.4: Termination Because of Death, of the Agreement:

APP-12

If the Optionee dies while actively employed the Company or a Subsidiary, pursuant to Section 7 of the French Plan, the Option shall become immediately vested and exercisable in full and may be exercised within six (6) months of the Optionee’s death by the executor or administrator of Optonee’s estate or any person to whom the Option is transferred by will or the laws of descent and distribution. Further, the Option will qualify for favorable French tax and social security treatment without regard to the holding period set forth by Section 163 bis C of the French Tax Code, as amended. Any portion of the Option that is not exercised within six (6) months following the date of the Optionee’s death shall terminate and be forfeited.

Shares acquired at exercise of the Option. The Company may require that the shares acquired upon exercise remain with an appointed broker until their sale.

Exchange Control Information. The Optionee may hold shares of Class B Common Stock obtained under the Plan outside of France provided that the Optionee declares all foreign accounts whether open, current, or closed on his or her annual income tax return.

GERMANY

Exchange Control Information. If the Optionee remits proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the Servicezentrum Außenwirtschaftsstatistik , which is the competent federal office of the Deutsche Bundesbank (the German Central Bank). The Optionee is responsible for the reporting obligation and should be able to obtain a copy of the form used for this purpose from the German bank used to carry out the transfer.

GREECE

Exchange Control Information. If the Optionee exercises his or her Option through a cash exercise, withdraws funds from a bank in Greece and remits those funds out of Greece, the Optionee will be required to submit a written application to the bank containing the following information: (i) amount and currency to be remitted; (ii) account to be debited; (iii) name and contact information of the beneficiary (the person or company to whom the funds are to be remitted); (iv) bank of the beneficiary with address and code number; (v) account number of the beneficiary; (vi) details of the payment such as the purpose of the transaction (e.g., exercise of shares); and (vii) expenses of the transaction.

If the Optionee exercises his or her Option by way of a cashless method of exercise, this application will not be required since no funds will be remitted out of Greece.

HONG KONG

Securities Law Information: Warning: The Option and shares acquired upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, its subsidiaries or affiliates. The Plan, the Agreement, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of each eligible

APP-13

employee of the Employer, the Company or any subsidiary or affiliate and may not be distributed to any other person. The Optionee is advised to exercise caution in relation to the Option. If the Optionee is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, the Optionee should obtain independent professional advice.

Sale Restriction. Notwithstanding anything contrary in the Agreement or the Plan, in the event the Option vests and the Optionee or his or her heirs and representatives exercise the Option such that shares are issued to the Optionee or his or her heirs and representatives within six months of the Grant Date, the Optionee agrees that the Optionee or his or her heirs and representatives will not dispose of any shares acquired prior to the six-month anniversary of the Grant Date.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

HUNGARY

There are no country-specific provisions.

INDIA

Method of Exercise. Notwithstanding anything to the contrary in the Plan or the Agreement, due to legal restrictions in India, the Optionee will not be permitted to pay the purchase price by a “sell-to-cover” exercise (i.e., where shares of Class B Common Stock subject to the Option will be sold immediately upon exercise and the proceeds of the sale will be remitted to the Company to cover the purchase price for the purchased shares and any Tax-Related Items or Fringe Benefit Tax withholding). The Company reserves the right to permit this method of payment depending on the development of local law.

Repatriation of Proceeds of Sale. The Optionee agrees to repatriate all proceeds received from the sale of shares of Class B Common Stock to India within a reasonable time following the sale of the shares of Class B Common Stock or the receipt of any dividends (i.e., within 90 days). The Optionee must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company requests proof of repatriation. It is the Optionee’s responsibility to comply with applicable exchange control laws in India.

APP-14

INDONESIA

Exchange Control Information. If the Optionee remits funds into or out of Indonesia, the Indonesian bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report. Although the bank through which the transaction is made is required to make the report, the Optionee must complete a “Transfer Report Form.” The Transfer Report Form will be provided to the Optionee by the bank through which the transaction is to be made.

Method of Exercise. The following provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

Due to regulatory requirements, the Optionee understands that the Optionee will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Optionee understands that the Optionee needs to instruct his or her broker to: (i) sell all of the shares issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Optionee. The Optionee will not be permitted to hold shares after exercise. Depending on the development of local laws or the Optionee’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to cover exercise or any other method of exercise and payment of Tax-Related Items permitted under the Agreement.

ISRAEL

Securities Law Notification. This offer of the Option does not constitute a public offering under the Securities Law, 1968.

Method of Exercise. The following provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

Due to regulatory requirements, the Optionee understands that the Optionee will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Optionee understands that the Optionee needs to instruct his or her broker to: (i) sell all of the shares issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Optionee. The Optionee will not be permitted to hold shares after exercise. Depending on the development of local laws or the Optionee’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to cover exercise or any other method of exercise and payment of Tax-Related Items permitted under the Agreement.

ITALY

Method of Exercise. The following provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

APP-15

Due to regulatory requirements, the Optionee understands that the Optionee will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Optionee understands that the Optionee needs to instruct his or her broker to: (i) sell all of the shares issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Optionee. The Optionee will not be permitted to hold shares after exercise. Depending on the development of local laws or the Optionee’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to cover exercise or any other method of exercise and payment of Tax-Related Items permitted under the Agreement.

Data Privacy Notice. This provision replaces Section 4 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

The Optionee understands that the Company and the Employer as a data processor of the Company may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any subsidiary or affiliate, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, and that the Company and the Employer will process said data and other data lawfully received from third parties (collectively, “Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and legislation. The Optionee also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Optionee’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Optionee’s ability to participate in the Plan. The Optionee understands that Personal Data will not be publicized, but it may be accessible by the Employer as a data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Optionee understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The Optionee further understands that the Company and its subsidiaries or affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and its subsidiaries or affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom the Optionee may elect to deposit any shares acquired under the Plan or any proceeds from the sale of such shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United

APP-16

States or elsewhere, including countries that do not provide an adequate level of data protection as intended under Italian privacy law.

Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Optionee understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Optionee’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. The Optionee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its content, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights the Optionee should address the Data Controller as defined in the employee privacy policy. Furthermore, the Optionee is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Optionee’s human resources department.

Plan Document Acknowledgment. By accepting the Option, the Optionee acknowledges that he or she has received a copy of the Plan, the Agreement and this Appendix and has reviewed the Plan, the Agreement and this Appendix in their entirety and fully accepts all provisions thereof. The Optionee further acknowledges that he or she has read and specifically and expressly approves (a) the following provisions of Exhibit A to the Agreement: (i) Section 9: No Right to Employment or Service; (ii) Section 15: Governing Law; Attorneys’ Fees; and (iii) Section 18: Appendix; (b) the following provisions of the Additional Terms For All Non-U.S. Optionees in this Appendix: (i) Section 2: Responsibility for Taxes; (ii) Section 3: Nature of Grant; and (iii) Section 5: Language; and (c) the Data Privacy Notice section set forth immediately above in this Appendix.

Exchange Control Information. The Optionee is required to report the following on his or her annual tax return: (1) any transfers of cash or shares to or from Italy exceeding €10,000, (2) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (e.g., Options, shares of Class B Common Stock, or cash) may result in income taxable in Italy (this will include reporting any vested Options if their intrinsic value (i.e., the difference between the fair market value of the shares underlying the vested options at the end of the year and the purchase price) combined with other foreign assets exceed €10,000), and (3) the amount of the transfers to and from abroad which have had an impact during the

APP-17

calendar year on the Optionee’s foreign investments or investments held outside of Italy. Under certain circumstances, the Optionee may be exempt from the requirement under (1) above if the transfer or investment is made through an authorized broker resident in Italy.

KOREA

Exchange Control Information. If the Optionee remits funds out of Korea to pay the purchase price, the remittance of funds must be confirmed by a foreign exchange bank in Korea. The Optionee should submit the following supporting documents evidencing the nature of the remittance to the bank together with the confirmation application: (i) the Agreement; (ii) the Plan; and (iii) his or her certificate of employment. This confirmation is not necessary if the Optionee pays the purchase price through any form of payment whereby some or all of the shares purchased upon exercise of the Option are sold to pay the purchase price, because in this case there is no remittance of funds out of Korea.

If the Optionee realizes US$500,000 or more from the sale of shares or the receipt of dividends, he or she must repatriate the proceeds to Korea within eighteen (18) months of the sale or receipt.

MALAYSIA

Malaysian Insider Trading Notification. The Optionee should be aware of the Malaysian insider-trading rules, which may impact his or her acquisition or disposal of shares or rights to shares under the Plan. Under the Malaysian insider-trading rules, the Optionee is prohibited from purchasing or selling shares (e.g., an Option, shares) when he or she is in possession of information which is not generally available and which he or she knows or should know will have a material effect on the price of shares once such information is generally available.

Director Notification Obligation. If the Optionee is a director of the Company’s Malaysian subsidiary, he or she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian subsidiary in writing when the Optionee receives or disposes of an interest (e.g., Option, shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MEXICO

No Entitlement or Claims for Compensation. This provision supplements Section 3 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

By accepting the Option, the Optionee understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

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The Company, with registered offices at One Bowerman Drive, Beaverton OR, 97005, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and, in the Optionee’s case, the acquisition of shares does not, in any way, establish an employment relationship between the Optionee and the Company since the Optionee is participating in the Plan on a wholly commercial basis and the sole employer is NIKE de Mexico S.A. de C.V., Ontario 1107, Col. Providencia, C.P. 44630, Guadalajara, Mexico, CP 44620, nor does it establish any rights between the Optionee and the Employer.

Plan Document Acknowledgment. By accepting the Option, the Optionee acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, by accepting the Option, the Optionee further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 3 of the Additional Terms For All Non-U.S. Optionees in this Appendix, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its parent, subsidiaries and affiliates are not responsible for any decrease in the value of the shares underlying the Option.

Finally, the Optionee hereby declares that he or she does do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its parent, subsidiaries and affiliates with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Ley Laboral. Estas disposiciones complementan el apartado 3 Condiciones adicionales para todos los no-EE.UU. Optionees en el presente Apéndice :

Por medio de la aceptación de la Opción, quien tiene la opción manifiesta que entiende y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora en los términos y condiciones de empleo.

Declaración de Política. La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.

La Compañía, con oficinas registradas ubicadas en One Bowerman Drive, Beaverton OR, 97005, EE.UU., es la única responsable por la administración del Plan y de la participación en el mismo y, en el caso del que tiene la opción, la adquisición de acciones no establece de forma alguna, una relación de trabajo entre el que tiene la opción y la Compañía, ya que la participación en el Plan por parte del que tiene la opción es completamente comercial y el único patrón es NIKE de Mexico S.A. de C.V., Ontario 1107, Col. Providencia, C.P. 44630, Guadalajara, Mexico, CP 44620, así como tampoco establece ningún derecho entre el que tiene la opción y el patrón.

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Reconocimiento del Plan de Documentos. Por medio de la aceptación de la Opción, el que tiene la opción reconoce que ha recibido copias del Plan, que el mismo ha sido revisado al igual que la totalidad del Acuerdo y, que ha entendido y aceptado las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, por medio de la aceptación de la Opción, el que tiene la opción reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en el apartado 3 Condiciones adicionales para todos los no-EE.UU. Optionees en el presente Apéndice, sección en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su sociedad controlante, subsidiaria or filiales no son responsables por cualquier detrimento en el valor de las acciones en relación con la Opción.

Finalmente, por medio de la presente quien tiene la opción declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a su sociedad controlante, subsidiaria or filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

NETHERLANDS

Labor Law Acknowledgment. By accepting the Option, the Optionee acknowledges that: (i) the Option is intended as an incentive for the Optionee to remain employed with the Employer and is not intended as remuneration for labor performed; and (ii) the Option is not intended to replace any pension rights or compensation.

Securities Law Information. The Optionee should be aware of the Dutch insider-trading rules, which may impact the sale of shares of Class B Common Stock issued upon exercise of the Option. In particular, the Optionee may be prohibited from effectuating certain transactions if he or she has inside information about the Company.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of the Company or a subsidiary in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, an Optionee working at a subsidiary or affiliate in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when he or she has such inside information.

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If the Optionee is uncertain whether the insider-trading rules apply to him or her, then the Optionee should consult with his or her personal legal advisor.

NEW ZEALAND

Securities Law Notification. The Optionee will receive the following documents (in addition to this Appendix) in connection with the Option grant:

(i)	an Agreement which sets forth the terms and conditions of the Option grant;

(ii)	a copy of the Company’s most recent annual report and most recent financial reports that have been made publicly available to enable the Optionee to make informed decisions concerning the Option; and

(iii)	a copy of a summary of the Plan (“Summary”) (i.e., the Company’s Form S-8 Plan Prospectus under the U.S. Securities Act of 1933, as amended), and the Company will provide any attachments or documents incorporated by reference into the Summary upon written request. The documents incorporated by reference into the Summary are updated periodically. Should the Optionee request copies of the documents incorporated by reference into the Summary, the Company will provide the Optionee with the most recent documents incorporated by reference.

NORWAY

There are not country-specific provisions.

PHILIPPINES

Securities Law Information. The sale or disposal of shares of Class B Common Stock acquired under the Plan may be subject to certain restrictions under Philippines securities laws. Those restrictions should not apply if the offer and resale of Class B Common Stock takes place outside of the Philippines through the facilities of a stock exchange on which the shares of Class B Common Stock are listed. The shares of Class B Common Stock are currently listed on the New York Stock Exchange. The Optionee’s designated broker should be able to assist the Optionee in the sale of shares of Class B Common Stock on the New York Stock Exchange. If the Optionee has questions with regard to the application of Philippines securities laws to the disposal or sale of the shares of Class B Common Stock acquired under the Plan then the Optionee should consult with his or her legal advisor.

POLAND

Exchange Control Information. If the Optionee transfers funds in excess of €15,000 into or out of Poland in connection with the purchase or sale of shares acquired upon exercise of the Option, the funds must be transferred via a bank in Poland. The Optionee is required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred.

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Further, if the Optionee holds shares acquired upon exercise of the Option and/or maintains a bank or brokerage account abroad, the Optionee will have reporting duties to the National Bank of Poland if the total value of securities and cash held in such foreign accounts exceeds PLN7 million. The Optionee must file such reports on the transactions and balances of the accounts on a quarterly basis. The Optionee should consult with his or her personal legal advisor to determine what he or she must do to fulfill any applicable reporting duties.

PORTUGAL

Language Consent. The Optionee hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Agreement em inglês).

Exchange Control Information. If the Optionee holds shares purchased upon exercise of the Option, the acquisition of shares should be reported to the Banco de Portugal for statistical purposes. If the shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on the Optionee’s behalf. If the shares are not deposited with a commercial bank or financial intermediary in Portugal, the Optionee is responsible for submitting the report to the Banco de Portugal.

RUSSIA

U.S. Transaction. Upon exercise of the Option, any shares to be issued to the employee shall be delivered to the Optionee through a bank or brokerage account in the United States. The Optionee is not permitted to sell the shares of Class B Common Stock directly to other Russian legal entities or individuals.

Securities Law Notification. This Appendix, the Agreement, the Plan and all other materials that the Optionee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Exchange Control Information. In order to perform a cash exercise of the Option, the Optionee must remit the funds from a foreign currency account at an authorized bank in Russia. This requirement does not apply if the Optionee uses a cashless method of exercise, such that there is no remittance of funds out of Russia.

Under current exchange control regulations, within a reasonably short time after sale of the shares acquired upon exercise of the Option, the Optionee must repatriate the sale proceeds to Russia. Such sale proceeds must be initially credited to the Optionee through a foreign currency account at an authorized bank in Russia. After the sale proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. If the Optionee exercises his or her Option through a cashless sell-all method of exercise

APP-22

(whereby the Optionee instructs the broker to sell all of the shares issued upon exercise of his or her Option, use the proceeds to pay the purchase price, brokerage fees and any Tax-Related Items and remit the balance in cash to the Optionee), to the extent that the Optionee receives the exercise proceeds through the Optionee’s local payroll, the requirement to credit the proceeds through a Russian authorized bank will not apply to the Optionee.

The Optionee is encouraged to contact his or her personal advisor before remitting the Optionee’s sale proceeds to Russia as exchange control requirements may change.

SINGAPORE

Securities Law Notification. The Options were granted to the Optionee pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Company has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Optionee should note that his or her Options are subject to section 257 of the SFA and the Optionee will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the shares of Class B Common Stock underlying the Option unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Cap 289, 2006 Ed.).

Director Notification Obligation. If the Optionee is a director, associate director or shadow director of a Singapore subsidiary of the Company, the Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean subsidiary in writing when the Optionee receives an interest (e.g., Option, shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, the Optionee must notify the Singapore subsidiary when the Optionee sells shares of the Company or any related company (including when the Optionee sells shares acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Optionee’s interests in the Company or any related company within two business days of becoming a director.

Prohibition Against Insider Trading. The Optionee should be aware of the Singaporean insider-trading rules, which may impact the Optionee’s acquisition or disposal of shares or rights to shares under the Plan. Under the Singaporean insider-trading rules, the Optionee is prohibited from acquiring or selling shares or rights to shares (e.g., an Option under the Plan) when the Optionee is in possession of information which is not generally available and which the Optionee knows or should know will have a material effect on the price of shares once such information is generally available.

SOUTH AFRICA

Responsibility for Taxes. The following provision supplements Section 2 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

By accepting the Option, the Optionee agrees that, immediately upon exercise of the Option, he or she will notify the Employer of the amount of any gain realized. If the Optionee fails to

APP-23

advise the Employer of the gain realized upon exercise, he or she may be liable for a fine. The Optionee will be solely responsible for paying any difference between the actual tax liability and the amount withheld.

Tax Clearance Certificate for Cash Exercises. If the Optionee exercises the Option using a cash exercise method, the Optionee must obtain and provide to the Employer, or any third party designated by the Employer or the Company, a Tax Clearance Certificate (with respect to Foreign Investments) bearing the official stamp and signature of the Exchange Control Department of the South African Revenue Service (“SARS”). The Optionee must renew this Tax Clearance Certificate every twelve months, or such other period as may be required by the SARS. If the Optionee exercises by a cashless exercise method whereby no funds are remitted out of South Africa, no Tax Clearance Certificate is required.

Exchange Control Information. The Optionee should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa; as such regulations are subject to frequent change. The Optionee is responsible for ensuring compliance with all exchange control laws in South Africa.

SPAIN

Nature of Grant. This provision supplements Section 3 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

In accepting the Option, the Optionee consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.

The Optionee understands that the Company has unilaterally, gratuitously and discretionally decided to grant stock options under the Plan to individuals who may be employees of the Company or a subsidiary or affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any subsidiary or affiliate. Consequently, the Optionee understands that the Option is granted on the assumption and condition that the Option and any shares acquired upon exercise of the Option are not part of any employment contract (either with the Company or any subsidiary or affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Optionee understands that the Option would not be granted to the Optionee but for the assumptions and conditions referred to herein; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Option shall be null and void.

This Option is a conditional right to shares of Class B Common Stock and can be forfeited in the case of, or affected by, the Optionee’s termination of employment. This will be the case, for example, even if (1) the Optionee is considered to be unfairly dismissed without good cause; (2) the Optionee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Optionee terminates employment due to a change of work location, duties or any other employment or contractual condition; (4) the Optionee terminates employment due to unilateral breach of contract of the Company or any of its subsidiaries; or (5) the Optionee’s employment

APP-24

terminates for any other reason whatsoever, except for reasons specified in Sections 1.3, 1.4, 1.5, or 1.6 of Exhibit A to the Agreement. Consequently, upon termination of the Optionee’s employment for any of the reasons set forth above, the Optionee may automatically lose any rights to the unvested Options granted to him or her as of the date of the Optionee’s termination of employment, as described in the Plan and the Exhibit A to the Agreement.

Exchange Control Information. The Optionee must declare the acquisition and sale of shares to the Dirección General de Comercio y Inversiones (the “DGCI”) for statistical purposes. Because the Optionee will not purchase or sell the shares through the use of a Spanish financial institution, the Optionee must make the declaration himself or herself by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the shares are owned.

When receiving foreign currency payments derived from the ownership of shares (i.e., cash dividends or sale proceeds) exceeding €50,000, the Optionee must inform the financial institution receiving the payment of the basis upon which such payment is made. The Optionee will need to provide the financial institution with the following information: (i) the Optionee’s name, address and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Options. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

SWEDEN

Tax Reporting Information. When the Optionee exercises the Option, the employer is required to report and withhold preliminary income tax on the spread at exercise. However, it is the Optionee’s obligation to inform the employer, no later than the month after exercise, that the Optionee has exercised the Option and to disclose the taxable amount.

SWITZERLAND

Securities Law Information. The grant of the Option is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

Method of Exercise. The following provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

Due to regulatory requirements, the Optionee understands that the Optionee will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Optionee understands that the Optionee needs to instruct his or her broker to: (i) sell all of the shares issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Optionee. The Optionee will not be permitted to hold shares after exercise. Depending on the development of local laws or the Optionee’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to cover

APP-25

exercise or any other method of exercise and payment of Tax-Related Items permitted under the Agreement.

TAIWAN

Exchange Control Information. The Optionee may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock and the receipt of any dividends) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD500,000 or more in a single transaction, the Optionee must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, the Optionee may be required to provide additional supporting documentation to the satisfaction of the remitting bank. The Optionee should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

THAILAND

Exchange Control Information. If the Optionee remits funds out of Thailand to exercise his or her Option, it is the Optionee’s responsibility to comply with applicable exchange control laws. Under current exchange control regulations, Optionee may remit funds out of Thailand up to U.S.$1,000,000 per year to purchase shares (and otherwise invest in securities abroad) by submitting an application to an authorized agent, (i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency). The application includes the Foreign Exchange Transaction Form, a letter describing the Option, a copy of the Plan and related documents, and evidence showing the nexus between the Company and the Employer. If the Optionee uses a cashless method of exercise that does not involve remitting funds out of Thailand, this requirement does not apply.

When the Optionee sells shares issued upon exercise of the Option or receives dividends, if the amount of the Optionee’s proceeds in a single transaction exceeds US$50,000, the Optionee must (i) immediately repatriate the cash proceeds to Thailand, and then convert such proceeds to Thai Baht within 360 days of repatriation (ii) specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If the Optionee fails to comply with these obligations, the Optionee may be subject to penalties assessed by the Bank of Thailand.

The Optionee should consult his or her personal advisor prior to taking any action with respect to remittance of proceeds from the sale of shares into Thailand. The Optionee is responsible for ensuring compliance with all exchange control laws in Thailand.

TURKEY

Exchange Control Information. Exchange control regulations require Turkish residents to purchase securities through financial intermediary institutions that are approved under the Capital Market Law (i.e., banks licensed in Turkey). Therefore, if the Optionee exercises his or her Option using a cash exercise method, the funds must be remitted through a bank or other financial institution licensed in Turkey. A wire transfer of funds by a Turkish bank will satisfy

APP-26

this requirement. This requirement does not apply to a cashless exercise, as no funds are remitted out of Turkey.

UNITED KINGDOM

UK Sub-Plan. The Option is granted under the Rules of the UK Sub-Plan to the NIKE, Inc. 1990 Stock Incentive Plan (the “UK Sub-Plan”). By accepting this Option grant, the Optionee agrees to all of the terms and conditions of the Option grant, including the UK Sub-Plan.

The following specific modifications to the Agreement apply in relation to the Option granted under the UK Sub-Plan:

Section 5. No adjustment to the Option granted under the UK Sub-Plan shall take effect until it has been approved by HM Revenue and Customs (“HMRC”).

Section 6.1.1. The Option granted under the UK Sub-Plan may be exchanged for shares of a surviving or acquiring corporation only in circumstances where the requirements of paragraphs 26 and 27 of Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003 are satisfied.

Section 7. The NIKE, Inc. Policy for Recoupment of Incentive Compensation shall not apply to any shares acquired pursuant to the Option granted under the UK Sub-Plan.

Tax Obligations. The following provisions supplement Section 2 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

The Optionee agrees that, if Optionee does not pay or the Employer or the Company does not withhold from the Optionee the full amount of income tax that the Optionee owes at exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Optionee to the Employer, effective 90 days after the Taxable Event. The Optionee agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by the Optionee, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Optionee by the Employer, by withholding in shares issued upon exercise of the Option or from the cash proceeds from the sale of shares or by demanding cash or a check from the Optionee. The Optionee also authorizes the Company to delay the issuance of any shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Optionee is an officer or executive director (as within the meaning of section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Optionee is an officer or executive director and income tax is not collected from or paid by the Optionee within 90 days of the Taxable Event, the amount of any uncollected income tax may constitute a benefit to the Optionee on which additional income tax and National Insurance Contributions may be payable. The Optionee acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance Contributions at any time thereafter by any of the

APP-27

means referred to in Section 2 of the Additional Terms For All Non-U.S. Optionees in this Appendix, although the Optionee acknowledges that he/she ultimately will be responsible for reporting any income tax or National Insurance Contributions due on this additional benefit directly to the HMRC under the self-assessment regime.

URUGUAY

There are no country-specific provisions.

VIETNAM

Method of Exercise. The following provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms For All Non-U.S. Optionees in this Appendix:

Due to regulatory requirements, the Optionee understands that the Optionee will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Optionee understands that the Optionee needs to instruct his or her broker to: (i) sell all of the shares issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Optionee. The Optionee will not be permitted to hold shares after exercise. Depending on the development of local laws or the Optionee’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit any other method of exercise and payment of Tax-Related Items permitted under the Agreement.

Exchange Control Information. All cash proceeds from the sale of shares as described above must be immediately repatriated to Vietnam. Such repatriation of proceeds may need to be effectuated through a special exchange control account established by the Company or its subsidiary or affiliate, including the Employer. By accepting the Option, the Optionee consents and agrees that the cash proceeds may be transferred to such special account prior to being delivered to the Optionee.

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